                                                                 Exhibit 10(p)
                                   AGREEMENT

THIS AGREEMENT made this 2 day of June, 1995, by and between ADVANCED VIRAL RESEARCH CORP. of Miami, Florida, Incorporated under the laws of the State of Delaware (the "Company"), and AVIX International Pharmaceutical Corp. with principal offices located at 4255 Route 9, Freehold, New Jersey, organized under the laws of the State of New York, and with executive offices located at 270 West 38th Street, 17th Floor, New York, N.Y. (the "Distributor").

         1       The Company hereby grants to Distributor the exclusive right to import, warehouse, market, sell, and distribute (the "Rights") the pharmaceutical product known by the name "RETICULOSE" within the territories and countries of China, Japan, Thailand, Singapore, Hong Kong, Taiwan, and Malaysia, and only in such countries (the "Territory").

         2.      a.       The Company assumes no responsibility for any misuse
or illegal use of RETICULOSE.

                 b. The Company represents that the RETICULOSE sold and delivered to Distributor shall have shelf life of not less than thirty (30) months.

         3. Distributor hereby accepts the Rights and, in accordance therewith, shall use Its best efforts to work and develop the Rights.

         4. This Agreement shall remain in force and govern all transactions and relations between the parties hereto for a period of five (5) years from the time that Distributor obtains the Approval in any country within the Territory (hereinafter the "Approval") (as defined at Section 10 of this Agreement); provided, however, in the event the Approval is not granted within 360 days from the date hereof, this Agreement may be terminated by the Company at the Company's discretion, unless Distributor shall be diligently pursuing
such Approval.   If Distributor is diligently seeking Approval but has not
obtained Approval within said 360 day period, in order for Distributor to maintain its rights for an additional twelve (12) months under this Agreement it shall make payment to Company of the sum of $8,000.00 per month for each month Distributor wishes to maintain the Rights during the twelve (12) month period, which sum shall be credited to Distributor's purchase of RETICULOSE.
If Distributor is complying with the terms of this Agreement, including the purchase requirements, this Agreement will automatically extend for an additional five (5) five (5) year terms.

         5. The Company agrees that for so long a time as Distributor shall continue to sell RETICULOSE in a manner and to an extent and quality satisfactory to the Company, and while this Agreement shall be and remain in effect, no other or different person, firm or corporation shall be granted the Rights in the Territory.

         6. Upon Distributor obtaining Approval (as defined at Section 10 to this Agreement), Distributor shall pay to the Company the sum of $500,000.00 for volumes in milliliters listed in





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Schedule "A" of RETICULOSE and an additional $500,000.00 for volumes in milliliters listed in Schedule "A" of RETICULOSE after one (1) year from the date of Approval [attached]. All other purchases of RETICULOSE shall be priced in accordance with Schedule B hereto [attached].

         7.      (a)      Distributor shall purchase, at a minimum, from the
Company, during each year of this Agreement, that amount of milliliters of RETICULOSE as set forth on Schedule "A to this Agreement. All purchases made by Distributor shall (a) be paid in cash (U.S. dollars only) in advance of the Company's obligation to ship RETICULOSE; or (b) be the subject of an Irrevocable letter of credit from a banking institution acceptable to the Company and with terms and conditions acceptable to the Company (the "Letter of Credit"). The Company shall ship RETICULOSE within ninety (90) days of receipt of either payment in full for the accepted purchase order of RETICULOSE or the establishment of the Letter of Credit. In the event the Company is unable to ship RETICULOSE within ninety (90) days of (a) payment being received by the Company therefor; or (b) the establishment of the Letter of Credit, (the "90 Day Period"), the purchase price for the subject RETICULOSE shall be reduced by a factor of ten percent (10%) for every thirty (30) days which expires subsequent to the 90 Day Period, in addition to Distributor's rights in (c) below. The capacity of the Company's production is approximately 4,000,000 milliliters per year, and no orders from Distributor for China shall exceed the 90 day period production capacity for a period of one year.

                 b. In the event that Distributor fails to meet annual minimum purchase requirements, as set forth on Schedule "A" to this Agreement, the Company may, at its discretion, terminate this Agreement.

         8. Distributor shall provide the Company with quarterly reports of Distributor's sales of RETICULOSE and with quarterly reports regarding the status of the Approval.

         9. In the event of the termination of this Agreement by either party pursuant to the terms of this Agreement, the Company may, at its option, repurchase RETICULOSE from Distributor at the net price paid by Distributor to the Company, plus actual freight or shipment charges paid by Distributor. Upon demand and the tender by the Company of the repurchase price, Distributor shall be obligated to deliver such goods to the Company forthwith. Company reserves the right, however, to reject any RETICULOSE which does not meet Company's specifications for quality, identity, purity and labeling.

         10. Notwithstanding anything herein contained to the contrary, Distributor undertakes and assumes full responsibility to secure and obtain all necessary and appropriate national, regional and local governmental approvals, licenses, permits and regulations and any other necessary documents required to import and distribute RETICULOSE into any country within the Territory (the "Approval") within 360 calendar days from the date hereof, except as otherwise provided in this agreement.





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         11.     The Company reserves the right to make any design or
manufacturing changes which will Improve RETICULOSE appearance, quality, or medical effectiveness without notice to Distributor, If any such changes are made, there will be no obligation on the Company to make such changes upon any RETICULOSE previously shipped to Distributor.

         12. Distributor shall NOT during the term of this Agreement sell any pharmaceutical product of any other manufacturer which shall in any way compete with the sale of RETICULOSE, as covered by this Agreement.

         13. Distributor shall pay all excise or sales taxes or any taxes that may be required to be paid by Distributor or the Company by statute or regulation of any government, outside the U.S. in Distributor's territory.

         14. If during the term of this Agreement Distributor shall have reason to believe it has KNOWLEDGE Of any claim against the Company in respect to transaction growing out of this Agreement, Distributor shall in writing notify the Company within thirty (30) days after Distributor knows or has reason to know the basis of any such claim. Failure to give such notice shall relieve the Company from any and all liability on any claim in respect of any transaction growing out of this Agreement, notice and full details of which are not given to the Company in writing within thirty (30) days after such termination. The provisions of this section shall survive the termination of other provisions of this Agreement.

         15. The results of all studies, all research data and documentation and any research publications regarding RETICULOSE resulting from studies initiated by Distributor or any of Distributor's agent and in which Distributor has an interest, will be made available to the Company and shall be owned by the Company; and will be made public at the Company's discretion, and such studies are only permitted as part of this exclusive Agreement. The Company will similarly provide the Distributor with results of all tests and studies and other material information, excluding proprietary information regarding RETICULOSE.

         16. Distributor shall be responsible for product liability and other such insurance, and Distributor shall indemnify the Company against any claims against the Company arising in the Territory. The Distributor shall not be liable to nor responsible to indemnify the Company against claims arising in the Territory solely as a result of the Company's negligence or willful misconduct. The Company shall indemnify and hold harmless the Distributor against any and all claims against the Distributor arising in the Territory resulting from the gross negligence or wilful misconduct of the Company. Inclusive in any payment due to the other party shall be all reasonable attorneys fees, costs and expenses incurred by the other party in the settlement of any suit, claim and or demand. The parties agree that the instant indemnification and hold harmless provision shall not be dischargeable in bankruptcy proceeding.





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         17.     Distributor acknowledges that Company is the owner of the
trade names RETICULOSE and Advanced Viral Research Corp. The Company acknowledges that DISTRIBUTOR is the owner of the trade name AVIX INTERNATIONAL PHARMACEUTICAL CORP. Each party acknowledges the validity of said trade names or registrable trademarks and all statutory and common law rights therein and that the same are the property of each respective party and not the other.
Each party shall only use such trade names or registrable trademarks of the other in accordance with such proper usage as may be communicated in writing from time to time by one party to the other.

         18. This Agreement does not constitute either party hereto as the legal representative or agent of the other party for any purpose, nor authorize either party to transact any business in the name of or on account of the other party, not to assume or create any obligation binding upon the other party in any manner however, without the prior written consent of the other party.

         19/     Nothing herein shall be deemed to constitute this a joint
venture or partnership between the parties. Neither party shall have the right to bind the other except as expressly provided in this Agreement.

         20.     Miscellaneous.

         a. Entire Agreement. This Agreement (including the schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

         b. Amendment. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

         c. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is Intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         d. Waivers and Remedies. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

         e. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or an part hereof, all of which are inserted conditionally on





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their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, emotions or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         f. Descriptive Headings. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         g. Counterparts. This Agreement may be executed in any numbers of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

         h. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process In regard hereto shall be in welting and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

                 If to the Company:
                                         Advanced Viral Research Corp.
                                         848 Brickell Avenue
                                         Suite 415
                                         Miami, Florida 33131
                                         Attention: William Bregman

                 If to Distributor,
                                         AVIX International Pharmaceutical Corp.
                                         4255 Route 9
                                         Freehold, NJ 07728
                                         Attention: LEONARD COHEN

or to such other address as any party hereto may from time to time designate in writing delivered In a like manner.

         i. Successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any of its rights or obligations hereunder unless the assignee agrees to be bound by the terms and conditions of this Agreement AND UNLESS THE COMPANY AGREES TO SUCH ASSIGNMENT.

         j. Applicable Law. This Agreement shall be governed by, and shall be construed,





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interpreted and enforced in accordance with the laws of the State of Florida.

         k. Expenses. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         l. Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover form the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         m. Restrictive Covenant. In the event any restrictive covenant of this Agreement shall be deemed unenforceable, invalid or over broad in whole or in part for any reason, then any court of competent jurisdiction is hereby authorized, requested and instructed to reform such provision(s) to provide for the maximum competitive restraints upon Distributor's activities (in time, product, geographic area and customer solicitation) which may then be legal and valid.

         n. Agent. Neither party is hereby constituted an agent or legal representative of the other party hereto and neither is granted any right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, covenant, warranty, or guaranty, except as expressly granted or made in this Agreement.

         o. Force Majeure. No party shall be responsible for any resulting loss if the fulfillment of any of the terms or provisions of this Agreement are delayed, substantially compromised or prevented by riot, wars, acts of enemies, national emergency, strike, floods, fires, acts of God, statute, edict, any changing of the political status of the United States, or by any other cause not within the control of the party whose purposes Is Interfered with, which, by the exercise of reasonable diligence, such party Is unable to prevent whether of the close of causes enumerated above or not; provided, however, that if such conditions shall extend beyond six (6) months, then either party may cause this Agreement to be terminated and the parties shall take all steps necessary to effect that result.

         p. Other Documents. The parties hereto shall cooperate in the effectuation of the transactions contemplated hereby and shall execute any and all additional documents and shall take such additional actions as shall be reasonably necessary or appropriate for such purposes.

         q. Applicable Law and Venue. This Agreement shall be construed in accordance with and be governed by the laws of the State of Florida and the parties hereto agree that any suit brought hereunder shall be brought only in the Circuit Court for the Eleventh Judicial Circuit In and for Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division.





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         r.      Event of Bankruptcy.  In the event the Distributor (i) files with any Bankruptcy Court of competent jurisdiction or is the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under such Title 11 of the U.S. Code as amended,
(iii) files or is the subject of any petition seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to debtors, (iv) has sought or acquiesces In the appointment of any trustee, receiver, conservator or liquidator, (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party, for any reorganization arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or relief from debtors, the Distributor will not object to Company's entitlement to relief from any automatic stay imposed by Section 382 of Title 11 of U.S. Code, as amended, or Company's exercise of its rights and remedies otherwise available to it as provided in this Agreement, at law, in equity or otherwise.

         s. Public Disclosure. From and after the date hereof, Distributor shall not issue a press release or any other public announcement with respect to the transactions contemplated hereby without the prior WRITTEN consent of the Company, which consent shall not be unreasonably withheld or delayed. It is understood by Distributor that the Company is required to meet the requirements of the Security and Exchange Law and regulations.

                 THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE, AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hand and seals the day and year first above written.

                                     AVIX PHARMACEUTICAL CORP.


                                     By:   /s/                    President
                                         ------------------------------------
                                              Authorized Representative


                                     ADVANCED VIRAL RESEARCH CORP.


                                     By:   /s/ Bernard Friedland, President
                                         ------------------------------------
                                              Authorized Representative





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                                   SCHEDULE A



SCHEDULE FOR CHINA ONLY

BASED UPON NOTES FROM MEETING WITH CHARLES XUE 05-22-95

1.       PROPOSED PRICE PER SHOT TO MR XUE == $1.00 PER SHOT of  1/2 mL

2.       MINIMUM 60-90 DAY LEAD TIME

3.       DISCUSS FOR LATER USE OF BULK 1 LITER CONTAINERS
         PURCHASE 1 LITER BOTTLES AND FILL INTO AMPULE IN CHINA

4.       IN CHINA FILL INTO 1 ML DISPOSABLE SYRINGES UNDER N2
         FOR FUTURE POSSIBILITY.

5.       MR. XUE BELIEVES IT WILL TAKE 1 YEAR TO OBTAIN REGISTRATION.

6.       INITIAL ORDER MUST BE 1,000,000 DOSES (1/2 ML)

7. COST OF EACH 1/2 ML SHOT TO AVIX FROM AVR SHALL BE $0.875 PROVIDED MINIMUM ORDER SHALL BE FOR NO LESS THAN 1,000,000 SHOTS





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                    FOR BALANCE OF COUNTRIES EXCLUDING CHINA

                                  SCHEDULE "B"

                           RETICULOSE PRICE SCHEDULE


                   SCHEDULE ESTABLISHED ON A PER ANNUM BASIS

1-10,000 Milliliters  . . . . . . . . . . . . . . . . . . . . . . . . . . .       U.S. $6.00 per Milliliter
10,001 - 20,000  Milliliters  . . . . . . . . . . . . . . . . . . . . . . .       U.S. $5.70 per Milliliter
20,001-50,000 Milliliters . . . . . . . . . . . . . . . . . . . . . . . . .       U.S. $5.40 per Milliliter
50,001-100,000 Milliliters  . . . . . . . . . . . . . . . . . . . . . . . .       U.S. $5.10 per Milliliter
100,001-200,000 Milliliters . . . . . . . . . . . . . . . . . . . . . . . .       U.S. $4.80 per Milliliter
200,001-300,000 Milliliters . . . . . . . . . . . . . . . . . . . . . . . .       U.S. $4.50 per Milliliter
300,001-1,000,000 Milliliters . . . . . . . . . . . . . . . . . . . . . . .       U.S. $4.20 per Milliliter
1,000,001-2,000,000 Milliliters . . . . . . . . . . . . . . . . . . . . . .       U.S. $3.90 per Milliliter

Multiples over two million milliliters per year, prices will be negotiable.

ALL PRICES ARE F.O.B. FACTORY

ALL PRICES FOR ALL ORDERS WILL BE MADE BY UNCONDITIONAL, IRREVOCABLE LETTER OF CREDIT, OR ADVANCE PAYMENT BY DIRECT FUNDS TRANSFER TO THE COMPANY'S BANK; ONLY IN U.S. DOLLARS.

THE ABOVE PRICES ARE BASED UPON 2 MILLILITER AMPULES. AN ADDITIONAL DISCOUNT OF 15% SHALL BE APPLIED TO ANY PURCHASES IN LITER CONTAINER OR OTHER BULK SIZING.

THE PRICING PAID BY THE DISTRIBUTOR SHALL BE BASED UPON THE PRIOR YEAR'S CLOSING PRICE.





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